Exhibit 99.1

NeuroBo Pharmaceuticals Announces Joint Research Agreement, Together with Dong-A ST and ImmunoForge to Develop a Long-Acting Once-Monthly Formulation of DA-1726 for the Treatment of Obesity

Collaboration to Leverage ImmunoForge’s ELP Platform Technology Which Can Increase the Half-Life of a Drug by up to 200 Times

CAMBRIDGE, Mass., August 6, 2024 – NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases, today announced that it has signed a joint research agreement, together with Dong-A ST Co. Ltd. and ImmunoForge, to develop a long-acting, once-monthly, formulation of DA-1726, a novel, dual oxyntomodulin (OXM) analog agonist that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR), utilizing ImmunoForge’s long-lasting half-life extension Elastin-Like Polypeptide (ELP) platform technology. Financial terms of the agreement were not disclosed.

“The signing of this research agreement, together with our collaboration partners, Dong-A ST and ImmunoForge, is a step toward potentially developing a long-acting formulation of DA-1726 which would enhance patient compliance and ease of administration for the treatment of obesity,” stated Hyung Heon Kim, President and Chief Executive Officer of NeuroBo. “We are hopeful that ImmunoForge’s ELP platform technology may enable the formulation of DA-1726, currently in Phase 1 studies, into a once-monthly injection, allowing us to overcome the current limitations associated with changing peptides, such as DA-1726, into longer-acting forms. We look forward to working closely with both Dong-A ST and ImmunoForge to bring what could be a first-in-class, once-monthly obesity treatment to market.”

“This agreement with Dong-A ST, one of the top pharmaceutical companies in Korea, and NeuroBo, reaffirms the potential of our ELP platform technology,” added Sung-Min Ahn and Kiho Chang, Co-Chief Executive Officers of ImmunoForge. “Our patented, once-monthly, long-acting ELP platform technology has the capability to increase the half-life of a drug by up to 200 times and we look forward to exploring its application to NeuroBo’s DA-1726, a highly promising approach for the treatment of obesity.”

About ImmunoForge

ImmunoForge specializes in novel drug development with a broad pipeline, from pre-clinical through Phase 2, based on its patented Elastin-Like Polypeptide (ELP) platform technology, developed by chief technology officer, Dr. Jim Ballance, which has the ability to increase the half-life of a drug by up to 200 times. The company is currently conducting phase 2 clinical trials for Froniglutide, which has already proven to be stable and which is indicated for a range of diseases including Dermatomyositis and Polymyositis, Duchenne Muscular Dystrophy (DMD) and others. Pemziviptadil, a first-in class drug intended to treat cardiomyopathy associated with DMD and cystic fibrosis, is in preparation for the submission of a Phase 2 Investigational New Drug Application (IND) to the U.S. Food and Drug Administration. A number of the company’s pipeline candidates have received FDA orphan drug designation.

For more information, please visit www.immunoforge.com.

About DA-1726

DA-1726 is a novel oxyntomodulin (OXM) analogue functioning as a GLP1R/GCGR dual agonist for the treatment of obesity and Metabolic Dysfunction-Associated Steatohepatitis (MASH) that is to be administered once weekly subcutaneously. DA-1726 acts as a dual agonist of GLP-1 receptors (GLP1R) and glucagon receptors (GCGR), leading to weight loss through reduced appetite and increased energy expenditure. DA-1726 has a well understood mechanism and, in pre-clinical mice models, resulted in improved weight loss compared to semaglutide and cotadutide (another OXM analogue). Additionally, in pre-clinical mouse models, DA-1726 elicited similar weight reduction, while consuming more food, compared tirzepatide and survodutide, while also preserving lean body mass and demonstrating improved lipid-lowering effects compared to survodutide.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1241 for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH) and is developing DA-1726 for the treatment of obesity. DA-1241 is a novel G-protein-coupled receptor 119 (GPR119) agonist that promotes the release of key gut peptides GLP-1, GIP, and PYY. In pre-clinical studies, DA-1241 demonstrated a positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists.

For more information, please visit www.neurobopharma.com.

Forward Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes", "expects", "anticipates", "may", "will", "should", "seeks", "approximately", "intends", "projects", "plans", "estimates" or the negative of these words or other comparable terminology (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, without limitation, those risks associated with NeuroBo's ability to execute on its commercial strategy; the timeline for regulatory submissions; the ability to obtain regulatory approval through the development steps of NeuroBo's current and future product candidates, the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of NeuroBo; the cooperation of NeuroBo's contract manufacturers, clinical study partners and others involved in the development of NeuroBo's current and future product candidates; potential negative interactions between NeuroBo's product candidates and any other products with which they are combined for treatment; NeuroBo's ability to initiate and complete clinical trials on a timely basis; NeuroBo's ability to recruit subjects for its clinical trials; whether NeuroBo receives results from NeuroBo's clinical trials that are consistent with the results of pre-clinical and previous clinical trials; impact of costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; the effects of changes in applicable laws or regulations; the effects of changes to NeuroBo's stock price on the terms of the license agreement and any future fundraising; and other risks and uncertainties described in NeuroBo's filings with the Securities and Exchange Commission, including NeuroBo's most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date when made. NeuroBo does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

NeuroBo Pharmaceuticals
Marhsall H. Woodworth
Chief Financial Officer
+1-857-299-1033

marshall.woodworth@neurobopharma.com

Rx Communications Group
Michael Miller
+1 917-633-6086
mmiller@rxir.com